Exhibit 99.1

FOOTNOTES

(1)
The Reporting Person is a director of KERN Partners Ltd., KERN Energy Partners Management III Ltd. and a director and/or officer of certain subsidiaries and affiliates of the foregoing (collectively, "KERN Partners") and a director of Cobalt International Energy, Inc. (the “Company”).

(2)
Pursuant to an underwriting agreement, dated May 7, 2013 (the “Underwriting Agreement”), by and among the underwriter named therein (the “Underwriter”), the Company and the selling stockholders named in Schedule A thereto (the “Selling Stockholders”), the Underwriter agreed to purchase from the Selling Stockholders and the Selling Stockholders agreed to sell to the Underwriter an aggregate of 50,000,000 shares of common stock of the Company, par value $0.01 (“Common Stock”), which aggregate amount includes 4,000,000 shares of Common Stock held by certain affiliates of KERN Partners (the “Offering”). On May 10, 2013, the Underwriter closed on the Offering, pursuant to which certain affiliates of KERN Partners sold an aggregate of 4,000,000 shares of Common Stock.

(3)
Pursuant to the final prospectus filed with the Securities and Exchange Commission (the “SEC”) by the Company on May 7, 2013, the purchase price of the shares of Common Stock in the Offering paid by the Underwriter was $26.62 per share of Common Stock. Accordingly, certain affiliates of KERN Partners sold an aggregate of 4,000,000 shares of Common Stock for an aggregate amount of $106,480,000.

(4)
As of May 10, 2013 certain affiliates of KERN Partners may be deemed to beneficially own, in the aggregate 19,039,795 shares of Common Stock, excluding 87,940 shares of Common Stock that are solely beneficially owned by Caisse de dépôt et placement du Québec (“Caisse”) as reported in the Form 4 filed with the SEC by Caisse on February 22, 2013. The Reporting Person disclaims beneficial ownership of the securities reported herein except to the extent of his pecuniary interest therein, if any. The Reporting Person may be deemed to be a member of a “group” for purposes of the Securities Exchange Act of 1934 (the “Exchange Act”). This Form 4 shall not be deemed to be an admission that the Reporting Person is a member of a “group”, the beneficial owner of any securities reported herein or has any pecuniary interest in any of the securities reported herein, in each case, for purposes of Section 16 of the Exchange Act or for any other purpose.